Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

ADVANCE AUTO PARTS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	Other	2,750,000	$66.20	$182,050,000	0.00011020	$20,061.91

Total Offering Amounts					$182,050,000		$20,061.91

Total Fee Offsets							—

Net Fee Due							$20,061.91

(1)

The Advance Auto Parts, Inc. 2023 Omnibus Incentive Compensation Plan authorizes the issuance of up to 2,750,000 shares of common stock, par value $0.0001 per share (“Common Stock”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers any additional securities to be offered or issued in connection with stock splits, stock dividends, recapitalizations, or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of Common Stock as reported on the New York Stock Exchange on June 6, 2023, which was $66.20 per share.